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                                                                    EXHIBIT 10.6


                                  EMPLOYMENT AGREEMENT



EMPLOYMENT AGREEMENT dated as of January 7, 1998 between A-55, Inc., a Delaware corporation (the "Company"), and Thomas N. Harvey (the "Executive).

WHEREAS, on May l, 1998, Executive will be appointed by the Company's Board of Directors ("the Board") to serve as the Company's President;

WHEREAS, the parties further desire to set forth in this Agreement the terms and conditions of the Executive's employment by the Company as President, and

THEREFORE, in consideration of the mutual obligations contained in this Agreement and the mutual benefits to be derived from those obligations, and intending to be legally bound by this Agreement, the Executive and the Company agree as follows:

SECTION 1.        CAPACITY AND DUTIES

1.1 EMPLOYMENT: ACCEPTANCE OF EMPLOYMENT. Company hereby employs Executive and Executive hereby accepts employment by the Company, as President effective May 1, 1998, upon the terms and conditions set forth below in this Agreement.

1.2   CAPACITY AND DUTIES.

      (a) Executive shall be employed by Company as its President, subject to the supervision of the Board in his President responsibilities, and to the Chief Executive Officer in his President responsibilities, and shall perform such duties and shall have such authority as set forth in the Company's By-laws and as may from time-to-time be specified by the Board, its Executive committee, its Chairman, or the Chief Executive Officer. Executive shall report directly to the Board and Chief Executive Officer and shall perform his duties for Company principally from Company's office located in Reno, Nevada, except for periodic travel that may be necessary or appropriate in connection with the performance of Executive's duties under this Agreement.

      (b) Executive shall devote his full working time, energy, skill and best efforts to the performance of his duties under this Agreement, in a manner which will faithfully and diligently further the business and interests of the Company and its affiliates (as defined below). Executive is allowed to continue his relationships with Roy F. Weston, Inc., The Columbus Group, Global Environment & Technology Foundation, Global Initiatives, Inc., and GlobeQuest International as long as these activities do not conflict with the best interests of A-55, Inc.

SECTION 2.        TERM OF EMPLOYMENT

2.1 TERM. The Executive's employment under this Agreement shall commence as of May 1, 1998, and shall continue at will until terminated in accordance with the provisions of this Agreement.



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SECTION 3.        COMPENSATION

3.1 BASIC COMPENSATION. As compensation for Executive's services under this Agreement, Company shall pay to Executive a salary at the annual rate of $250.000 (the "Base Salary") for the First year of employment, payable in periodic installments in accordance with the Company's regular payroll practices in effect from time-to-time. The Base Salary. After the first year of employment, the Executive shall be paid an annual salary of $300,000.

3.2   INCENTIVE COMPENSATION: STOCK OPTIONS *.

      (a) Stock Option Grants. As an inducement to the Executive to increase shareholder value, the Company desires that the Executive acquire a substantial number of shares of the Company's common stock. To carry out this purpose, the following stock options grants will be provided by the Company to Executive:

            (i) One-Time Stock Purchase at Initial Public Offering (IPO). The Executive shall be given the opportunity to purchase up to 15,000 shares at the time of A-55 Inc.'s IPO under the "friends-of-the-family" share allotment at the initial offering price.

            (ii) One-Time Grant. On May 1, 1998 or thereabout, the Company will grant a five year, non-qualified stock option to the Executive to purchase no less than 150,000 shares of the Company's common stock ("Stock") pursuant to a separate stock options agreement made under and subject to A-55, Inc.'s stock option plan with the exercise price under the option to be the initial price at the initial public offering exercisable in five equal lots of 30,000 shares each, the first exercisable on the date of grant and an equal lot subsequently on March 1, 1999, 2000, 2001, and 2002.

            (iii) Annual Stock Option Grants. Subject to approval by the
                  Company's Board and/or its Compensation Committee, during the Executive's employment under this Agreement, the Company may make, commencing in 1998, annual grants of non-qualified stock options to the Executive for shares of Stock or such other number of shares of stock as may be approved by the Board and/or its Compensation Committee. Such annual grants shall be made generally at such times, at such exercise prices, and in a manner consistent with and under the same terms and conditions as are contained in, options granted to other senior officers of the Company, as determined by the Board and/or its Compensation Committee, and shall be made under and subject to the Stock Option Plan, or any successor plan. All such options shall terminate on the Employment Ending Date.

*     (The stock option grants are based on the following estimations:

1. The Company's valuation at the time of the IPO is estimated to range from $1.5 to $2.0 billion.

2. The Company's initial stock offering to the public is estimated to be $100 million more or less, and the initial offering price is estimated to be $20/share more or less.

3. Based on estimations 1 and 2 above, there will likely be 75 to 100 million shares of A-55, Inc. common stock issued and outstanding at the time of the IPO, of which approximately 5 to 6 million will likely be publicly held.

4. It is estimated that approximately 1 million shares will be allocated to the Company's employee stock option plan as identified in the S-I registration filing.)


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3.3  EXECUTIVE BENEFITS. In addition to the compensation provided for in
Sections 3.1 and 3.2 hereof, the Executive shall be entitled during the term of his employment under this Agreement to participate in all benefit plans maintained by the Company in which senior corporate officers are entitled to participate. Such benefit plans include, among others, the Company's Group Life, Disability and Medical Plans. The Executive will be provided an allowance to purchase up to $2,000,000 in term life insurance, not to exceed $4,000/year. Executive shall be paid the allowance upon submitting invoices for the insurance to the Company.

3.4 VACATION/BENEFIT. Executive shall be entitled to 3 weeks paid vacation in accordance with the Company's vacation policy for officers for the first year of employment. Beginning February 1, 1999, Executive shall be entitled to 4 weeks paid vacation. Executive shall be reimbursed the actual costs of health insurance premiums, under COBRA options from the time of employment at A-55. Inc. until the company's medical plan is in effect.

3.5 EXPENSE REIMBURSEMENT. During the term of his employment under this Agreement, Company shall reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his duties under this Agreement, in accordance with Company's regular reimbursement policies in effect from time-to-time, and upon receipt of itemized vouchers for such expenses and such other supporting information as Company may reasonably require. The Company shall reimburse Executive for moving expenses incurred by him in moving his family's residence from Virginia to Reno, Nevada to commence employment under this Agreement, including specifically the cost of the physical move of household goods; $500 temporary living expenses, and the cost of travel expenses of no more than one trip from Virginia to Nevada for two.

3.6 AUTOMOBILE. During his employment by Company, Company shall pay Executive an automobile allowance of $400 per month.

3.7 AIR TRAVEL. Executive shall be entitled to travel either Business Class or First Class.

SECTION 4.   TERMINATION OF EMPLOYMENT

4.1 DEFINITIONS.

      a) For Cause. As used in this Agreement "for cause" shall mean that the Executive committed or engaged in an intentional act of (i) fraud, embezzlement, dishonesty or theft in connection with his duties under this Agreement or in the course of his employment with Company, (ii) wrongful damage to Company's property, (iii) wrongful disclosure of Company's secret processes or confidential information, or (iv) any other kind which is materially harmful to Company. No act, or failure to act, shall be deemed "intentional" if it was due primarily to an error in judgement or to negligence, but shall be deemed "intentional" only if done, or omitted to be done, by Executive not in good faith and without reasonable belief that his act or omission was in Company's best interest.

      b) Good Reason Resignation. As used in this Agreement, Executive shall be deemed to have resigned his employment by Company for "good reason" if either:

            (i) Executive, at any time elects in good faith to discontinue his employment with Company because his responsibilities, duties or authority have


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                  changed materially from their level at the time of
                  commencement of his employment under this Agreement, which change substantially reduces the rank or level, responsibility or scope of Executive's position with Company (or its successor in the case of a merger, consolidation, acquisition or transfer of substantially all of its business assets) below that which he has on the effective date of this Agreement as Company's President or

            (ii) Executive elects to discontinue his employment with the Company within 365 days after there is a change in control of the Company within two (2) years of the date hereof.

If Executive elects to end his employment by Company for a reason which Executive believes is a good reason as defined by this section 4.3 (b), he shall provide the Company with written notice of such resignation and shall state in that notice the specific matter or matters which he asserts constitute the "good reason" for his resignation.

      c) Disability. As used in this Agreement, "Disability" or "Disabled" shall mean a physical or mental disability which is either (i) a total and permanent disability as defined in any disability benefit plan offered by the Company to its senior officers and in effect at the time Executive becomes disabled (whether or not Executive has selected to purchase such disability insurance), or (ii) determined to be a total and permanent disability by a physician who is selected by the Company and is acceptable to Executive or his legal representative ( which acceptance shall not be unreasonably withheld).

4.2 TIME AND MANNER OF TERMINATION OR RESIGNATION. Executive's employment by Company, including his office as President, shall be at will. Executive's employment shall terminate immediately upon Executive's death or Disability, or upon written notice to Executive that the Board is terminating Executive's employment for cause. Otherwise, Executive's employment shall terminate on the date selected by the party initiating termination or resignation, which date shall be specified in a written notice to the other party, and which (i) in the event of termination of Executive by the Company for any reason other than for cause, shall be 30 days after delivery of such notice unless a longer period is approved by the Board in its sole discretion, and (ii) in the event of resignation by Executive, shall be 30 days after delivery of such notice unless a longer or shorter period is approved by the Board and Executive. The date on which Executive's employment by Company terminates is referred to in this Agreement as the "Employment Ending Date." As of the Employment Ending Date, if Executive is a member of Company's Board of or the Board of Directors of any affiliate, he shall provide Company with his written resignation from each such Board and from his position as an officer of any affiliate.

4.3   BENEFITS PAYABLE.

      (a) Severance Amount. If either (1) Company terminates Executive's employment for any reason other than for cause, death or disability, or (2) Executive resigns his employment by Company for good reason, executive shall be paid the following severance amount:

            (i) If such termination or resignation occurs on or before March 1, 2003, Executive shall be paid his base monthly, salary at the time of such termination or resignation, for 36 months;



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            (ii)  If such termination or resignation occurs on or after March 1,
                  2003, Executive shall be paid his base monthly salary, at the time of such termination or resignation for 12 months.

For purposes of this section 4.3 (a), Executive's base monthly salary shall be one-twelfth of his annual Base Salary at the rate in effect on the Employment Ending Date. Company shall make the severance payments under this section 4.3
(a) beginning with the first calendar month after the Employment Ending Date, in accordance with Company's regular pay policies for employees. If Executive dies before the last monthly payment, the remaining payments shall be paid to his estate. The number of months that the severance amount under this section 4.3
(a) are payable to Executive under section 4.3 (i) or (ii) above is referred to below as the "severance period."

      (b) Additional Severance Benefits. If severance payments are payable to Executive under subsection 4.3 (a) above, the following additional severance benefits shall be provided to Executive by Company:

            (i) Company shall pay Executive the amount earned under its pension plan (or any applicable replacement of pension plan in effect at the time of the Employment Ending Date) for the portion of the calendar quarter to and including the Employment Ending Date. Company shall make such payment on or about the date company makes such payments to other participating employees;

            (ii) Company shall provide medical, dental and prescription plan benefits for Executive, on the same cost-sharing and other basis as is then in effect for active employees, during the severance period or until Executive elects that such coverages sooner cease. After such coverages cease in accordance with the previous sentence, Executive may elect continuation coverage completely at this own expense as provided by law;

            (iii) Company shall pay Executive his automobile allowance and reimbursement, at the level in effect on the Employment Ending Date, during the severance period.

            (iv) Executive shall have the right to exercise any stock options or purchase rights, which have vested as of the Employment Ending Date.

      (c) When Severance Benefits Not Payable. None of the severance benefits described in this section 4.3 shall be payable to Executive if (i) Executive's employment with Company terminates as a result of Executive's death or Disability or for cause, or (ii) Executive voluntarily ends his employment with Company other than by resigning for good reason. The compensation and benefits which the Company is required to pay Executive pursuant to this section 4.3 are the only compensation and benefits to which the Executive is entitled upon a termination or resignation of employment.

      (d) Cooperation. As a condition to receipt of the severance benefits described in this section 4.3, Executive shall provide Company with such information pertaining to his employment with Company as he may have and shall assist Company to transfer his duties to such successor or successors as Company may designate.


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            Company shall reimburse Executive for all reasonable out-of-pocket expenses he incurs in fulfilling his obligation under the preceding sentience.

      (e) Release. As a condition to receipt of the severance benefits described in this section 4.3, Executive shall deliver an effective, executed release to Company.

      (f) Acceleration Election. Company may, at its sole option and in it sole an absolute discretion, at any time or from time-to-time, accelerate the time and the manner of making any one or more payments required under this section 4.3.

      (g) Taxes. Company shall withhold from payments to Executive and remit to the appropriate government agencies such payroll taxes and income withholding as Company determines is or may be necessary under applicable law with respect to amounts paid to Executive under this section 4.3.

      (h) General Obligation. The rights and benefits of Executive to receive payments under this section 4.3 shall be solely those of an unsecured creditor of Company.

SECTION 5.        RESTRICTIVE COVENANTS

5.1 CONFIDENTIALITY. Executive acknowledges a duty of confidentiality owed to Company and shall not, at any time during or after his employment by Company, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential information or knowledge of Company or any of its affiliates obtained or acquired by while so employed. All computer software, address books, rolodexes, business cards, telephone lists, customer lists price lists, contract forms, catalogs, books, records, and files and know-how acquired while an employee of company, are acknowledged to be the property of Company and shall not be duplicated, removed from Company's possession or made use of other than in pursuit of Company's business. Upon the Employment Ending Date, Executive shall deliver to Company, without further demand, all copies thereof which are then in his possession or under his control.

5.2 INVENTIONS AND IMPROVEMENTS. During the term of his employment, Executive shall promptly communicate to Company all ideas, discoveries and inventions that are or may be useful to Company or its business. Executive acknowledges that all ideas, discoveries, inventions, and improvements which are made, conceived, or reduced to practice by him and every item of knowledge relating to Company's business interests (including potential business interests) gained by him during his employment hereunder are the property of the Company, and Executive hereby irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to Company for its sole use and benefit, without additional compensation. The provisions of this Section shall apply whether such ideas, discoveries, inventions or knowledge are conceived, made or gained by him alone or with others; whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to Company's business interests (including potential business interests), and whether or not within the specific realm of his duties. Any of Executive's ideas, inventions and improvements relating to Company's business interests or potential business interests and conceived during the severance period shall for the purposes of this Agreement, be deemed to have been conceived before the Employment Ending Date. Executive shall, up on request of Company, but at no expense to Executive, at any time during or after his employment with Company, sign all instruments and documents requested by Company and otherwise cooperate with Company to protect its right to such ideas,


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discoveries, inventions, improvements, and knowledge, including applying for, obtaining, and enforcing patents and copyrights thereon in any and all countries.

5.3 NON COMPETITION; NON SOLICITATION. Executive shall not, without Company's prior written approval, either directly or indirectly, for his own account or for the account of another person or entity, for a period of two years from and after the Employment Termination Date:

      (a) acquire or hold a significant financial interest in any competitor of Company of any affiliate;

      (b) compete with Company or any affiliate in soliciting any business from any person or entity that was at any time during the two years immediately preceding the Employment Ending Date a client or potential client of Company or any affiliate, as to which client or potential client Company or an affiliate had rendered a significant volume of service or had a significant amount of direct business contact for the purpose of soliciting future business; or

      (c) Render services to any competitor of Company or an affiliate, if such services are similar in nature (in whole or in part) to services Executive rendered to Company or any affiliate at any time during the two years immediately preceding the Employment Ending Date.

      (d) Solicit, hire or otherwise induce any employee of Company or an affiliate to leave the employment of Company or the affiliate, or induce any such employee to become an employee of, or otherwise become associated with, any company or business other than Company or the affiliate. This paragraph shall apply to inducement, hiring or solicitation of any employee of Company or an affiliate, regardless of position.

      Upon the breach by Executive of his obligations under this section 5.3, in addition to Company's right to obtain appropriate injunctive relief as set forth in section 5.4 of this Agreement, Company obligation to make severance payments or provide severance benefits to Executive under section 4 of this Agreement shall terminate immediately and Executive shall, within 10 days after written demand by Company, repay to Company all severance payments previously made to Executive as well as an amount equal to the cost of severance benefits previously provided to Executive.

5.4   INJUNCTIVE AND OTHER RELIEF.

      (a) Executive acknowledges and agrees that his obligations contained in this Agreement are fair and reasonable in light of the consideration paid under this Agreement, and that damages alone shall not be an adequate remedy for any breach by Executive of those obligations. Accordingly, Executive expressly agrees that, in addition to any other remedies which Company may have, Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any of those obligations by Executive. Nothing contained in this Agreement, including, without limitation, Section 6.1 hereof, shall prevent or delay Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach of intended breach by Executive of any of his obligations under this Agreement.


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      (b)   Notwithstanding the equitable relief available to Company, the
            Executive, in the event of a breach of his obligations contained in
            Section 5 hereof, understands and agrees that the uncertainties and delay inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to Company until and unless Company can obtain appropriate equitable relief. Therefore, in addition to such equitable relief, Company shall be entitled to monetary damages for any such period of breach until the termination of such breach, in an amount deemed reasonable to cover all actual and consequential losses, plus all moneys received by Executive as a result of said breach, and all costs and attorneys' fees incurred by Company in enforcing this Agreement. If Executive should use of reveal to any other person or entity any confidential information in violation of this Agreement, this will be considered a continuing violation on a daily basis for so long a period of time as such confidential information is made use of by Executive or any such other person or entity.

SECTION 6.        MISCELLANEOUS

6.1 ARBITRATION.

      (a) Except as set forth in the last sentence of this Paragraph 6.2, all disputes arising out of or relating to this Agreement which cannot be settled by the parties shall promptly be submitted to and settled exclusively by arbitration in Reno, Nevada in accordance with the laws of the State of Nevada by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and the third of whom shall be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this section
            6.1. Judgment upon the award rendered by a majority decision of the arbitrators may be entered in any court having jurisdiction thereof. The Company shall, however, have the right to seek and obtain preliminary injunctive relief, in a court of competent jurisdiction, for any existing or threatened violation by Executive of Section 5 of this Agreement.

      (b) The arbitrators shall award to the prevailing party in any such arbitration or preliminary injunction proceeding, in addition to any other appropriate relief, the costs and expenses (including reasonable attorneys fees) incurred by that party in connection with the enforcement of that party's rights under this Agreement, unless the arbitrators shall determine that under the circumstances such an award would be unjust.

6.2 PRIOR EMPLOYMENT. Executive represents and warrants that he is not a party to any other employment, non-competition or other agreement or restriction which could interfere with his employment with Company or wit his or Company's rights and obligations under this Agreement; and that his acceptance of employment with Company and the performance of his duties under this Agreement will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other person.

It is understood that Executive can continue to his professional relationships with Roy F. Weston, Inc., IPAC, Global Environment & Technology Foundation, Global Initiatives, Inc. and GlobeQuest International as long as there are no conflicts of interests with the Executive's professional obligations and duties to A-55, Inc.


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6.3   SEVERABILITY. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts of this Agreement.

6.4 ASSIGNMENT. This Agreement shall not be assignable by Executive, and shall be assignable by Company only to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to Company in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.

6.5 NOTICES. All notices hereunder shall be in writing and shall be sufficiently give if hand delivered, sent by documented overnight delivery service, or by registered or certified mail, postage prepaid, return receipt requested (confirmed by US Mail), addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

      If to Company          A-55, Inc.
                             Corporate Headquarters
                             5270 Neil Road
                             Reno, Nevada 89502
                             Attention:  Director, Human Resources

      If to Executive:       Thomas N. Harvey
                             6841 Pacific Lane
                             Annandale, Va. 22003


6.6 ENTIRE AGREEMENT AND MODIFICATION. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the matter contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing and signed by the party against whom enforcement is sought. The failure by any party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall a party's waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

6.7 GOVERNING LAW. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the State of Nevada (and United States federal law, to the extend applicable), without giving effect to otherwise applicable principles of conflicts of law.



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6.8   HEADINGS; COUNTERPARTS. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in tow or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

6.9 FURTHER ASSURANCES. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably require in order to effectuate the purposes of this Agreement.

6.10 NON-ALIENATION. None of the rights or payments contemplated under this Agreement may be sold, given away, assigned, transferred, pledged, mortgaged, alienated, hypothecated or in any way encumbered or disposed of by Executive, or any executor, administrator, heir, legatee, distribute, relative or any other person or entity, whether or not in being, claiming under Executive virtue of this Agreement, and none of the rights or benefits contemplated by this Agreement shall be subject to execution, attachment or similar process. Any sale, gift, assignment, transfer, pledge, mortgage, alienation, hypothecation or encumbrance, or other disposition of this Agreement or of such rights or benefits contrary to the foregoing provisions, or the levy or any attachment or similar process thereon, shall be null and void and without effect.

6.11 RIGHT TO USE LIKENESS. Executive hereby grants to Company the absolute right and permission to copyright and use, re-use and/or publish for lawful business purposes, any photographic portraits or pictures of Executive (and printed matter in conjunction therewith) in which Executive may be included in whole or in part or composite, for art, advertising, or trade.

IN WITNESS WHEREOF, the parties have executed Agreements of the date flat above written.

ATTEST:           /s/ Rudolf W. Gunnerman      DATE: March 25, 1998
                  ----------------------------      ----------------
                  A-55, Inc.
                  Chief Executive Officer



ATTEST:           /s/ Thomas N. Harvey         DATE: March 25, 1998
                  ----------------------------      ----------------
                  Thomas N. Harvey
                  Executive


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